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LucyDx

LucyDx is a medical technology company building the next generation diagnostic headset for the early detection of diabetic retinopathy. We are helping to prevent blindness through early detection and tracking of your eye health.



Invest

$104 minimum investment

DEADLINE: January 26, 2024

in 3 months

UNIT PRICE

$8

TOTAL RAISED

$12,192

VALUATION

$8,000,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Pitch Updates Discussion

INTRODUCTION

LucyDx is an early-stage medical technology company launched in February 2021 out of the FedTech Startup Studio Fall 2020 cohort with the purpose of commercializing a wearable diagnostic device for the early detection of diabetic retinopathy. Our team was carefully evaluated on several verticals and selected by FedTech with qualifications and expertise suitable for the commercialization of this particular technology based on our extensive experience in medical devices, diagnostics, hardware, software, firmware, and wearables.

We have pinpointed a target market and validated demand through dozens of customer discovery interviews with various physicians, health care providers, educators, and diabetics making us a primarily a direct to consumer business. We have confirmed that our proposed application of the technology has an existing reimbursement (CPT) code and plans to be Medicare-eligible; hence, it can be reimbursable through many private health insurance plans. This technology is being licensed from governmental and educational institutions.

We are driven by our success in the Mass Challenge 2021 program as Gold Award winners.

PROBLEM

Diabetes is a global health issue that affects more than 400 million people; predicted to rise to well over 700 million by 2045.

Diabetic retinopathy (DR), one of the most common complications of diabetes (>70%), is the leading cause of blindness in working-age adults in the USA. DR is currently identified by visually observing vascular changes of the retina; detection occurs 10-15 years after diabetes diagnosis with irreversible eye damage already present.



415m
ADULTS LIVING WITH DIABETES
YEAR
2015
145m (35%)
HAVE SOME FORM OF DR
45m (11%)
HAVE VISION-THREATENING DR
642m
ADULTS LIVING WITH DIABETES
YEAR
2040
(35%) 224m
HAVE SOME FORM OF DR
(11%) 70m
HAVE VISION-THREATENING DR

Global burden of diabetes and diabetic retinopathy (IAPB Vision Atlas, June 2020)

A recent study done by Johns Hopkins University shows that blindness is one of the most common fears among Americans -- scarier than losing hearing, memory, speech, or a limb. Right now, diabetic retinopathy can only be diagnosed by a specially-trained ophthalmologist, using expensive, cumbersome equipment; and it can only be detected after irreversible eye damage has occurred and vision loss has already started.

SOLUTION

We are developing a wearable, compact, non-invasive, automatic diagnostic system for the early detection of diabetic retinopathy, based on the electroretinogram (ERG), in the form of simple goggles that can be used in a primary care setting.

How It Works:

1. Flashes are briefly directed into the patient's pupil.
2. Electrodes integrated into the goggles detect neurological responses to the flashes.
3. Built-in software automatically interprets results into a "yes or no" style answer that requires no specialized training to interpret, so the test can be administered in a primary care environment or even in a home setting.



NORMAL EYE
SCLERA
CHOROID
RETINA
CILIARY BODY
LENS
IRIS
FOVEA
PUPIL
CORNEA
AQUEOUS HUMOR
SUSPENSORY LIGAMENT
CENTRAL RETINAL ARTERY AND VEIN
OPTIC DISC (BLIND SPOT)
OPTIC NERVE



DIABETIC RETINOPATHY
"COTTON WOOL" SPOTS
ANEURYSM
ABNORMAL GROWTH OF BLOOD VESSELS
HEMORRHAGES
HARD EXUDATES



Neurological Response to Flash
Waveform (µV)
70
0
Time (ms)
0
50
100

Recent studies reveal that after early signs of diabetic retinopathy were detected, they could be reduced via intervention and vision loss prevented.

Our system is designed to be affordable, easy-to-use, and does not require an eye specialist for interpretation of the results. It allows for detection of diabetic retinopathy before devastating, irreversible, vascular changes occur in the eye.



- International Patent Application (PCT) (WO2021072073A): Devices, systems, and methods for performing electroretinography

SUCCESS TO DATE

- Our team was carefully evaluated on several verticals and selected by FedTech Startup Studio Fall 2020 with qualifications and expertise suitable for the commercialization of this particular technology based on our extensive experience in medical devices, diagnostics, hardware, software, firmware, and wearables.

FedTech®

- We have pinpointed a target market and validated demand through 40+ customer discovery interviews with physicians, health care providers, educators, and diabetics.
- We have confirmed that our proposed application of the technology has an existing reimbursement (CPT) code and are planned to be Medicare-eligible.
- We are currently pursuing Federal SBIR funding in collaboration with the licensing institutions.
- We are working with researchers at governmental and educational institutions to design and build an early adoption program that can be scaled for usability, feasibility, and possible follow up clinical studies.
- Additional funding is being sought from state and city business development authorities, accelerators, and incubator programs.
- We had early success in the Mass Challenge 2021 program as Gold Award winners.


$25K GOLD WINNER
LUCYDX
LucyDx
MassChallenge Texas in Houston
Preventing blindness in diabetics through early detection.

- We completed licensing the exclusive rights to the technology from governmental and educational institutions.
- We have undergone feasibility prototype development based on the licensed rights of the technology.

BUSINESS MODEL

Our wearable diagnostic system is classified as a class II medical device requiring US FDA 510(k) market clearance. Reimbursement is readily available via existing CPT codes. An international patent application has been filed in 2020. We plan to introduce the system to the US market in 2024. The initial target are diabetics in Georgia, Washington, and Ohio with their extensive, established network of healthcare providers. We plan to expand nationally and internationally to increase the availability of this method of detecting diabetic retinopathy through key opinion leaders and relationships with diabetes education influencers on social media and in diabetes education centers.

MARKET


$53.71B
$3.96B
$16.5M
TAM: Market Value of Diabetic Retinopathy Diagnosis World-Wide
SAM: Market Value of Diabetic Retinopathy Diagnosis in the US
SOM: Obtainable Wearable Diagnostic for Diabetic Retinopathy in the US

The market for diabetes-related devices is already a $26B market, and it is expected to grow at a rate of 8.2% per year, propelled by growth of the diabetes population and demand for increased preventative care and technological advances such as our wearable diagnostic device. There has been a consistent increase in global diabetes prevalence that closely follows the number of overweight and obese individuals. The global estimates point to more than 400 million individuals over the age of 18 with diabetes. There is a documented need for diabetic patients to get an annual comprehensive eye exam to monitor their retinal health over time.

PRESS

- **National Library of Medicine**
  Novel Detection and Restorative Levodopa Treatment for Preclinical Diabetic Retinopathy
  Full-field and multifocal electroretinogram in non-diabetic controls and diabetics with and without retinopathy
- **MassChallenge**
  36 MassChallenge Startup Winners Named from the 2021 U.S. Early Stage Cohort

TEAM



Andreas Inmann, PhD, MBA
Co-Founder, President & COO
LinkedIn

Entrepreneur, Engineer, Scientist; 20+ years of experience in commercializing medical devices and diagnostic & surgical tools; extensive experience in startups (MetaCure, NDI Medical), spin-offs (SPR Therapeutics, Checkpoint Surgical), and as founder (O2 RegenTech) as well as in research (USC-AMI), business development, technology evaluation, product vision, clinical/regulatory/quality affairs, marketing, and strategy development.



Antoin Johnson, BSCE, CSM
Co-Founder & CTO
LinkedIn

Entrepreneur, Engineer, Producer; started in network security and testing of hardware/network-attached appliances. 10+ years of experience in product development, production, and quality support. 4 + years of product management in enterprise environments including early development of goggles technology as well as software and hardware development for wearable technologies.

USE OF PROCEEDS

If the offering's maximum amount of $608,000 is raised:

Use	Value	% of Proceeds
Product Development	$212,800	35.0%
Regulatory Affairs	$121,600	20.0%
Operations & Payroll	$152,000	25.0%
Prototyping & Testing	$91,808	15.1%
Intermediary fees	$29,792	4.9%

TERMS

This is an offering of Common Shares, under registration exemption 4(a)(6), in LUCYDX LLC, doing business as LucyDx. This offering must raise at least $10,000 by January 26, 2024 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. LucyDx may issue additional securities to raise up to $608,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

1,076,000 units
× $8 per unit

$8,608,000 implied valuation

FINANCIALS

LucyDx's official name is LUCYDX LLC, so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on March 29, 2023
- Form C/A on April 28, 2023
- Form C/A on July 17, 2023

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

Jul 25, 2023	Hello, LucyDx community, Thank you so much for...
Jul 17, 2023	Filed Form C/A
Apr 28, 2023	Filed Form C/A
Mar 29, 2023	Primary offering of 76,000 units at $8
Mar 29, 2023	Filed Form C

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